Exhibit 4.11

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Crown Crafts, Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of Delaware General Corporation Law (the “DGCL”). The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the DGCL and the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”), copies of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.11 is a part. The Company encourages the reading of the Company’s Certificate of Incorporation, the Company’s Bylaws and the applicable provisions of the DGCL for additional information.

Authorized Shares of Capital Stock

The Company’s authorized capital stock consists of 40,000,000 shares of capital stock, all of which shall be Series A common stock, par value $0.01 per share (the “Common Stock”).

Voting Rights

With respect to all such matters upon which stockholders are entitled to vote or give consent, holders of the Common Stock are entitled to one vote (in person or by proxy) for each share of Common Stock held by such holder on the record date for the determination of stockholders entitled to vote.

Dividend Rights

Holders of the Common Stock are entitled to receive, when and as may be declared by the Company’s board of directors (the “Board”), out of the assets of the Company legally available for such purpose, dividends or other distributions, whether payable in cash, property or securities of the Company.

Rights Upon Liquidation

Upon the liquidation, dissolution or winding up of the Company or other similar event, whether voluntary or involuntary, and after payment or provision for payment of the Company’s debts and other liabilities, the Company’s assets will be distributed ratably to the holders of the Common Stock in proportion to the number of shares held by them.

Other Rights and Procedures

Holders of the Common Stock have no preemptive, subscription or redemption rights.

Listing

The Common Stock is listed on the Nasdaq Capital Market under the symbol “CRWS”.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock is Broadridge Corporate Issuer Solutions, Inc.

Anti-Takeover Effect of Provisions of the Company’s Certificate of Incorporation and Bylaws and of Delaware Law

The rights of the Company’s stockholders and related matters are governed by the DGCL, the Company’s Certificate of Incorporation and Bylaws, certain provisions of which may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest by means of a tender offer or proxy contest or removal of the Company’s incumbent officers or directors. These provisions may also adversely affect prevailing market prices for the Common Stock. However, the Company believes that these provisions will discourage coercive takeover practices and inadequate takeover bids and will encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company further believes that the benefits provided by the Company’s ability to negotiate with the proponent of an unsolicited proposal outweigh the disadvantage of discouraging those proposals and that negotiation of an unsolicited proposal could result in an improvement of its terms.

Certificate of Incorporation and Bylaw Provisions

Classified Board. The Company’s Bylaws provide that the Board is divided into three classes, which are as nearly equal in number of directors as is possible. At each annual meeting of stockholders, the number of directors equal to the number of the class whose term expires at the time of such meeting is elected to serve until the third ensuing annual meeting of stockholders. As a result, only a portion of the Board will be elected each year. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of the Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Removal of Directors. At any stockholders’ meeting with respect to which notice of such purpose was given, any director may be removed from office but only for cause. The resulting vacancy may be filled at the same or any subsequent meeting of stockholders; provided, that to the extent any vacancy created by such removal is not filled by such an election within 60 days after such removal, the remaining directors shall, by majority vote, fill such vacancy.

The provisions of the Company’s Bylaws with respect to the removal of directors may not be repealed or amended, nor may any provision of the Company’s Certificate of Incorporation or Bylaws be adopted that is inconsistent with such provisions, unless approved by the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock of the Company entitled to vote in the election of directors.

Vacancies. The Company’s Bylaws authorize only the Board to fill vacant directorships, including newly created seats. In addition, the Company’s Bylaws provide that the Board shall consist of not less than three or more than fifteen members, the exact number of which shall be fixed from time to time by resolution of the Board; provided, however, that the number of directors may be increased or decreased from time to time by the Board by amendment of the Company’s Bylaws. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filing the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board.

Stockholder Action by Written Consent. The Company’s Certificate of Incorporation and Bylaws permit stockholders to take action, without prior notice to stockholders and without a vote, by the written consent of holders of all of the Company’s shares in lieu of an annual or special meeting. Otherwise, stockholders will only be able to take action at an annual or special meeting called in accordance with the Company’s Bylaws.

Special Meetings. The Company’s Bylaws provide that special meetings of stockholders may only be called by:

•	the chairman of the Board;

•	the president of the Company; and

•

the secretary of the Company at the request in writing of (i) a majority of the Board or (ii) stockholders owning at least 75% of the issued and outstanding capital stock of the Company entitled to vote thereat.

The provisions of the Company’s Bylaws with respect to calling special meetings may not be repealed or amended, nor may any provision of the Company’s Certificate of Incorporation or Bylaws be adopted that is inconsistent with such provisions, unless approved by the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock of the Company entitled to vote in the election of directors.

No Cumulative Voting. The Company’s Certificate of Incorporation does not provide for cumulative voting in the election of directors, which, under Delaware law, precludes stockholders from cumulating their votes in the election of directors, frustrating the ability of minority stockholders to obtain representation on the Board.

Advance Notice Requirements for Stockholder Nominations and Other Proposals. The Company’s Bylaws provide for an advance notice procedure for stockholders to nominate persons to stand for election as a director or to bring other business before meetings of the Company’s stockholders. Any stockholder wishing to nominate persons to stand for election as a director or to bring other business before meetings must deliver advance written notice and certain other information to the Company’s Secretary in accordance with the Company’s Bylaws.

Amendment of the Bylaws. The Company’s Certificate of Incorporation and Bylaws provide that, except as otherwise specifically stated within the article to be altered, the Company’s Bylaws may be amended, altered, repealed or adopted at any meeting of the Board or of the stockholders, provided notice of the proposed change was given in the notice of the meeting.

Amendment of the Certificate of Incorporation. The Company’s Certificate of Incorporation provides that the Company reserves the right to repeal, alter, amend or rescind any provisions contained in the Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, except as otherwise limited by the other provisions of the Certificate of Incorporation. All rights conferred on stockholders in the Certificate of Incorporation are granted subject to such reservation.

Delaware Law

As a Delaware corporation, the Company is subject to the restrictions under Section 203 of the DGCL (“Section 203”) regarding corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not wholly owned by the interested stockholder.

In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting stock.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original Certificate of Incorporation or an express provision in its Certificate of Incorporation or Bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. The Company has not elected to “opt out” of Section 203. However, the Company may elect to “opt out” of Section 203 by an amendment to the Company’s Certificate of Incorporation or Bylaws.

Limitation of Liability of Directors

The Company’s Certificate of Incorporation and Bylaws provide that none of the Company’s directors shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL: (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit.

In addition, no amendment or repeal of the foregoing provisions in the Company’s Certificate of Incorporation or Bylaws shall apply to, or have any effect on, the liability or alleged liability of any director for any acts or omissions of such director occurring prior to such amendment or repeal. Further, the Company’s Certificate of Incorporation and Bylaws provide that if the DGCL is amended to authorize the further elimination or limitation of the personal liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification

The Company’s Certificate of Incorporation and Bylaws include provisions for the indemnification of the Company’s directors and officers to the fullest extent permitted by the DGCL.

To the extent authorized from time to time by the Board, the Company also may grant rights to indemnification, including the right to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Company to the fullest extent provided by the Company’s Certificate of Incorporation, Bylaws or otherwise with respect to the indemnification and advancement of expenses of directors and officers of the Company.

The indemnification rights set forth in the Company’s Certificate of Incorporation and Bylaws are contract rights and survive any change to the Company’s Certificate of Incorporation or Bylaws. Any repeal or modification of the Company’s Certificate of Incorporation or Bylaws shall not change the rights of an officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.

Further, the Company has and may in the future enter into indemnification agreements with the Company’s directors and executive officers which require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director or officer and to advance to them expenses, subject to reimbursement to the Company if it is determined that they are not entitled to indemnification.

Insurance

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of law.

The Company also may create a trust fund, grant a security interest or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as including as part of any such indemnification agreement provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect such indemnification.

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